EXHIBIT 5.1
JONES DAY
April 12, 2011

Verint Systems Inc. 330 South Service Road Melville, New York 11747
Re: Registration Statement on Form S-8 Filed by Verint Systems Inc.
Ladies and Gentlemen:
We have acted as counsel for Verint Systems Inc., a Delaware corporation (the “Company”), in connection with the resale by certain selling stockholders of 598,275 restricted shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, granted pursuant to the Verint Systems Inc. 2010 Long-Term Stock Incentive Plan.
In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day